Exhibit 5.1

August 12, 2011

Famous Dave’s Of America, Inc.

12701 Whitewater Drive

Minnetonka, MN 55305

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Famous Dave’s of America, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to an additional 950,000 shares of Common Stock, $.01 par value, issued or to be issued by the Company (the “Shares”), pursuant to the terms of the Famous Dave’s of America, Inc. Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”). Upon examination of such corporate and other documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Minnesota; and

2.	The Shares, when issued and paid for as contemplated by the 2005 Plan, and when delivered against payment thereof in the manner contemplated by the 2005 Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon Edelman Borman & Brand, LLP